EXHIBIT 99.1

FOR IMMEDIATE RELEASE MARCH 13, 2007	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY

COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, MARCH 13, 2007 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.06 per share quarterly dividend that will be paid on April 16, 2007 to common shareholders of record on April 2, 2007. Chesapeake has approximately 460 million common shares outstanding. In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	Cumulative Convertible Preferred Stock
	4.125%	5% (2005)	4.50%	5% (2005B)	6.25%
NYSE Symbol	N/A	N/A	CHK Pr D	N/A	CHK Pr E
Date of Issue	Mar. 30, 2004	April 19, 2005	Sept. 14, 2005	Nov. 8, 2005	June 30, 2006
Registered CUSIP	165167875	165167859	165167842	165167826	165167818
144A CUSIP	165167883	165167867	N/A	165167834	N/A
Par Value per Share	$0.01	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	3,065	4,600,000	3,450,000	5,750,000	2,300,000
Liquidation Preference per Share	$1,000	$100	$100	$100	$250
Record Date	Jun. 1, 2007	Apr. 2, 2007	Jun. 1, 2007	May 1, 2007	Jun. 1, 2007
Payment Date	Jun. 15, 2007	Apr. 16, 2007	Jun. 15, 2007	May 15, 2007	Jun. 15, 2007
Amount per Share	$10.3125	$1.25	$1.125	$1.25	$3.90625

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Appalachian Basin, Fayetteville Shale, South Texas, Permian Basin, Delaware Basin, Ark-La-Tex and Texas Gulf Coast regions of the United States. The company’s Internet address is www.chkenergy.com.